UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2017

Blue Dolphin Energy Company

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-15905 (Commission File Number)	73-1268729 (IRS Employer Identification No.)

801 Travis Street, Suite 2100

Houston, Texas 77002
(Address of principal executive office and zip code)

(713) 568-4725
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01
Entry into a Material Definitive Agreement.

As previously disclosed, on August 11, 2017, Lazarus Energy, LLC (“LE”), a wholly owned subsidiary of Blue Dolphin Energy Company (“Blue Dolphin”), received an unfavorable outcome in the arbitration proceedings between LE and GEL Tex Marketing, LLC (“GEL”), an affiliate of Genesis Energy, LP. The arbitrator’s final award (the “Final Award”) denied all of LE’s claims against GEL and granted substantially all of the relief requested by GEL in its counterclaims. Among other matters, the Final Award awarded damages, legal and administrative fees, and court costs payable to GEL by LE in the aggregate sum of approximately $31.3 million.

A hearing on confirmation of the Final Award was scheduled to occur on September 18, 2017 in state district court in Harris County, Texas. Prior to the scheduled hearing, LE and GEL jointly notified the court that the hearing would be continued for a period of no more than 90 days after September 18, 2017 (the “Continuance Period”), in order to facilitate settlement discussions between the parties.

On September 26, 2017, LE and Blue Dolphin, together with their affiliates Lazarus Energy Holdings, LLC and Jonathan Carroll (collectively, the “Lazarus Parties”), entered into a Letter Agreement with GEL, effective September 18, 2017 (the “Letter Agreement”), confirming the parties’ agreement to the continuation of the confirmation hearing during the Continuance Period, subject to the terms of the Letter Agreement. The Letter Agreement includes the following terms, among others:

●
The Lazarus Parties and GEL agreed to work together in good faith during the Continuance Period to negotiate and document the terms of a settlement and payment structure to resolve all of their disputes and obligations, including those related to and arising from the Final Award.

●
LE agreed to pay GEL approximately $3.6 million, consisting of a cash payment and disbursement of certain funds held in the court’s registry, which amount will be applied to reduce the balance of the Final Award.

●
The Lazarus Parties waived all objections to confirmation of the Final Award, but GEL agreed that it would not take any action to confirm, enforce, collect, execute upon, perfect or exercise any remedies regarding that waiver or the Final Award prior to the earlier of (1) the expiration of the Continuance Period without the parties’ agreeing to a settlement and (2) termination of the Letter Agreement.

●
The Lazarus Parties agreed that, without GEL’s consent, they would not, subject to certain agreed-upon exceptions, (1) incur debt, (2) create liens on their assets, (3) sell, lease or otherwise transfer assets outside the ordinary course of business, (4) engage in transactions with affiliates or amend the terms of existing affiliate transactions, (5) become party to bankruptcy, reorganization, liquidation or similar proceedings, (6) make investments in, acquire material assets of or merge or consolidate with any other entity, (7) allow changes to their equity ownership structures, or (8) amend their debt instruments or organizational documents.

●
GEL may terminate the Letter Agreement on the 45th day of the Continuance Period, or November 1, 2017, if it determines, in its sole discretion, that settlement discussions between the parties are not advancing to an acceptable resolution.

Blue Dolphin can provide no assurance as to whether negotiations with GEL will result in a settlement or as to the potential terms of any such settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Dolphin Energy Company

Date: September 29, 2017	By:	/s/ JONATHAN P. CARROLL
Jonathan P. Carroll
Chief Executive Officer, President, Assistant Treasurer and Secretary (Principal Executive Officer)